Exhibit 99.1
Enterprise Reports Results for the First Quarter of 2013

Houston, Texas (Tuesday, April 30, 2013) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three months ended March 31, 2013.  Net income attributable to limited partners for the first quarter of 2013 increased 16 percent to $754 million from $651 million for the first quarter of 2012.  Earnings per unit for the first quarter of 2013 increased 14 percent to $0.83 per unit on a fully diluted basis compared to $0.73 per unit on a fully diluted basis for the first quarter of 2012.  Net income for the first quarter of 2013 included $64 million, or $0.07 per unit on a fully diluted basis, of gains primarily from the sale of assets and was reduced by $11 million, or $0.01 per unit on a fully diluted basis, of non-cash asset impairment charges.  Net income for the first quarter of 2012 included an income tax benefit of $47 million, or $0.05 per unit on a fully diluted basis, associated with the conversion of certain subsidiaries to limited liability companies and gains of $53 million, or $0.06 per unit on a fully diluted basis, from the sale of common units of Energy Transfer Equity, L.P.

On April 9, 2013, we announced that the Board of Directors of Enterprise's general partner approved an increase in the partnership's quarterly cash distribution rate with respect to the first quarter of 2013 to $0.67 per unit, representing a 6.8 percent increase over the $0.6275 per unit rate that was paid with respect to the first quarter of 2012.  Enterprise generated distributable cash flow of $897 million for the first quarter of 2013 compared to $1.6 billion for the first quarter of 2012.

Distributable cash flow for the first quarters of 2013 and 2012 included proceeds from asset sales and insurance recoveries of $131 million and $998 million, respectively.  Distributable cash flow for the first quarters of 2013 and 2012 was reduced by losses on the settlement of interest rate hedges associated with debt issuances during each period of $169 million and $78 million, respectively.  The losses on the interest rate hedges were a result of the historically low interest rate environment from which, in the aggregate, Enterprise benefited.  Excluding the proceeds from the sale of assets and insurance recoveries and losses on interest rate hedges, distributable cash flow would have been $935 million for the first quarter of 2013 compared to $708 million in the first quarter of 2012.

Enterprise's reported distributable cash flow for the first quarter of 2013 provided 1.5 times coverage of the cash distributions that will be paid on May 7, 2013 to unitholders of record on April 30, 2013.  The partnership retained $303 million of distributable cash flow for the first quarter of 2013, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.

"Enterprise reported another strong quarter with a record $1.2 billion in gross operating margin," said Michael A. Creel, Chief Executive Officer of Enterprise.  "The composition of the partnership's earnings for the first quarter of 2013 continued the trend that began during the second half of 2012.  Investments in our fee-based businesses are generating increases in gross operating margin that more than offset the weakness in our natural gas processing and related NGL marketing activities due to weaker processing margins, reduced drilling in certain areas and a decrease in ethane extracted at processing plants.  Our onshore crude oil segment had a record quarter reporting $236 million of gross operating margin attributable to the partnership's investments to build our Eagle Ford crude oil pipeline system and the reversal of the Seaway crude oil pipeline as well as  the growth in our marketing activities related to these assets.  Our operations generated distributable cash flow of $935 million in the first quarter of 2013, a 32 percent increase from comparable distributable cash flow in the first quarter of 2012 when excluding the proceeds from asset sales and insurance recoveries and losses from interest rate hedges for both periods.  This strong performance allowed us to increase our cash distribution to partners by 6.8 percent over the distribution with respect to the first quarter of last year while retaining $303 million to reinvest in our growth capital projects."

"During the first quarter of 2013, we completed construction and began operations on major assets totaling almost $400 million of capital investment including the third natural gas processing train at our Yoakum complex in South Texas, the expansion of our LPG export facility on the Houston Ship Channel and a segment of the Eagle Ford crude oil pipeline in our joint venture with Plains All American Pipeline, L.P.  These assets began contributing to our cash flow growth in the first quarter," said Creel.

"For the remainder of 2013, we are scheduled to complete construction and begin commercial activities related to growth capital projects representing $2.2 billion of investment.  These projects include:

•	two NGL fractionators at Mont Belvieu during the fourth quarter of 2013;
•	the Texas Express NGL pipeline during the third quarter of 2013;
•	the Front Range NGL pipeline during the fourth quarter of 2013;
•	the extension of the Seaway crude oil pipeline from Jones Creek to our ECHO storage facility during the fourth quarter of 2013; and
•	the completion of our Eagle Ford crude oil pipeline in the joint venture with Plains All American Pipeline in the third quarter of 2013.

Collectively, these projects support the development and production growth from domestic shale plays and are backed by long-term contracts.  When completed, they will be additional sources of fee-based volume and cash flow, which should support future increases in our cash distributions to partners," said Creel.

Gross operating margin for the first quarter of 2013 was a record $1.2 billion compared to $1.1 billion for the first quarter of last year.  Adjusted earnings before interest, taxes and depreciation ("Adjusted EBITDA") was a record $1.3 billion for the first quarter of 2013 compared to $1.1 billion for the first quarter of 2012.  Adjusted EBITDA for the first quarters of 2013 and 2012 included gains on sales of assets and insurance recoveries of $64 million and $56 million, respectively.

Review of Segment Performance for the First Quarter of 2013

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $593 million for the first quarter of 2013 compared to $655 million for the same quarter of 2012.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $270 million for the first quarter of 2013 compared to $422 million for the first quarter of 2012.  This $152 million decrease was largely due to lower system-wide natural gas processing margins and lower equity NGL production and fee-based natural gas processing volumes associated with the partnership's natural gas processing plants in the Rocky Mountains.

Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 38 percent and 532 percent, respectively, to 2.2 billion cubic feet per day ("Bcfd") and 32 thousand barrels per day ("MBPD"), respectively, associated with production growth from the Eagle Ford shale.  These increases in South Texas volumes were primarily due to the start-up of three natural gas processing plants at our Yoakum facility.  The first and second plants began commercial operations in May 2012 and August 2012, respectively, while the third plant began operations in March 2013.  The 622 million cubic feet per day ("MMcfd") increase in fee-based processing volumes and 27 MBPD increase in equity NGL production from the South Texas plants more than offset a 323 MMcfd and 18 MBPD decrease in fee-based processing volumes and equity NGL production, respectively, from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.

In total, our natural gas processing plants reported a 390 MMcfd increase in fee-based processing volumes to 4.5 Bcfd in the first quarter of 2013 compared to the first quarter of 2012.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 122 MBPD for the first quarter of 2013 compared to 112 MBPD for the first quarter of 2012.

We continue to see a shift in both our new and existing natural gas processing contracts to more fee-based natural gas processing volumes and less equity NGL production, which reflects a desire by producers to retain their

NGL production and the associated commodity price exposure to increase their revenues.  This provides producers with an opportunity to earn higher returns on capital and increases their economic incentive to drill while providing Enterprise with a more stable cash flow stream through an increase in fee-based volumes.

Gross operating margin from the partnership's NGL pipelines and storage business increased $64 million, or 38 percent, to $232 million for the first quarter of 2013 from $168 million for the first quarter of 2012.  NGL pipeline volumes increased by 196 MBPD, or 8 percent, in the first quarter of 2013 to 2.5 million barrels per day ("BPD") compared to the first quarter of 2012.  Substantially, all of the partnership's major NGL pipeline systems as well as the LPG export facility on the Houston Ship Channel reported increases in gross operating margin.

 Enterprise's NGL fractionation business reported a $26 million, or 40 percent, increase in gross operating margin to $91 million for the first quarter of 2013 from $65 million reported for the same quarter of 2012.  Our Mont Belvieu fractionators reported a $28 million increase in gross operating margin, which was primarily due to higher volumes and revenues associated with our sixth NGL fractionator that began service in October 2012.  Fractionation volumes for the first quarter of 2013 increased 14 percent to 708 MBPD compared to 623 MBPD in the first quarter of 2012.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $191 million for the first quarter of 2013 compared to $206 million for the first quarter of 2012.  Total onshore natural gas pipeline volumes were 13.1 trillion British thermal units per day ("TBtud") for each of the first quarters of 2013 and 2012.

The Texas Intrastate pipeline system reported an $8 million increase in gross operating margin on a 389 billion British thermal units per day ("BBtud") increase in natural gas pipeline volumes compared to the first quarter of 2012 as a result of increases in Eagle Ford shale production.  Aggregate gross operating margin from our San Juan, Jonah, and Haynesville gathering systems and Piceance Central Treating facility decreased by a total of $18 million primarily due to the effect of production declines and less drilling activity in areas with natural gas that either does not contain NGLs or contains a relatively low amount of NGLs.  The Acadian Gas system, including its Haynesville Extension pipeline, reported a $2 million decrease in gross operating margin for the first quarter of 2013 compared to the same quarter in 2012.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased $197 million to a record $236 million for the first quarter of 2013 from $39 million for the first quarter of 2012.  Total onshore crude oil pipeline volumes increased by 275 MBPD, or 39 percent, to a record 981 MBPD for the first quarter of 2013 from 706 MBPD for the first quarter of 2012.

Substantially all of Enterprise's major onshore crude oil pipelines, storage terminals and associated marketing activities reported increases in gross operating margin for the first quarter of 2013 compared to the first quarter of 2012 due to higher volumes and sales margins.  Enterprise's South Texas crude oil pipeline system reported a $46 million increase in gross operating margin on a 176 percent, or 161 MBPD, increase in volume compared to the first quarter of last year attributable to the start-up of our Eagle Ford crude oil pipeline extension, which began operations in June 2012.  Enterprise's share of equity income from the Seaway crude oil pipeline increased by $36 million for the first quarter of 2013 compared to the same quarter in 2012 due to an increase in volume attributable to capital investments over the past year to reverse the direction of Seaway to enable the delivery of crude oil from the storage hub in Cushing, Oklahoma to the Gulf Coast, which commenced during the second quarter of last year, and the addition of pump stations that increased the pipeline's capacity beginning in the first quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $41 million for the first quarter of 2013 compared to $52 million for the same quarter of 2012.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $14 million for the first quarter of 2013 compared to $28 million for the first quarter of 2012 attributable to lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $4.6 million per month over a 60-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 327

BBtud for the first quarter of 2013 compared to 410 BBtud reported for the first quarter of 2012.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 733 BBtud for the first quarter of 2013 compared to 962 BBtud in the first quarter of 2012.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $21 million for the first quarter of 2013 compared to $20 million for the first quarter of 2012.  Total offshore crude oil pipeline volumes increased to 294 MBPD in the first quarter of 2013 versus 288 MBPD in the same quarter of 2012.

The Offshore Pipelines & Services segment continues to be impacted by lower volumes attributable to the lingering effects of the federal offshore drilling moratorium in 2010.  The rig count and drilling activity in the Gulf of Mexico now exceeds pre-moratorium levels with most of the drilling activity directed towards crude oil developments.  While this increase in drilling activity should ultimately result in new volumes of crude oil being handled by our offshore pipeline assets, we believe there will be an extended period of time between drilling activities and first production.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased $73 million to $171 million for the first quarter of 2013 compared to $98 million for the first quarter of 2012.

The partnership's propylene business reported gross operating margin of $35 million for the first quarter of 2013 compared to $61 million for the first quarter of 2012 primarily due to lower sales margins.  Propylene fractionation volumes were 69 MBPD for the first quarter of 2013 compared to 72 MBPD in the first quarter of 2012.  Related propylene pipeline volumes were 115 MBPD for the first quarter of 2013 compared to 111 MBPD for the same quarter in 2012.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business increased to $38 million for the first quarter of 2013 compared to a loss of $13 million for the first quarter of 2012 primarily due to extended downtime at the octane enhancement plant in the first quarter of 2012 associated with its scheduled annual turnaround and an unplanned outage.  The octane enhancement plant's most recent annual turnaround was completed in early January 2013.  Total plant production volumes increased 12 MBPD to 16 MBPD for the first quarter of 2013 compared to the same quarter in 2012.

Enterprise's butane isomerization business reported gross operating margin of $23 million in the first quarter of 2013 compared to $21 million in the first quarter of 2012 primarily due to an increase in isomerization fees and volumes.  Butane isomerization volumes during the first quarter of 2013 were 85 MBPD compared to 82 MBPD in the first quarter of 2012.

Enterprise's refined products pipelines and related services business reported gross operating margin of $57 million for the first quarter of 2013 compared to $12 million for the first quarter of 2012.  This increase in gross operating margin was largely due to a decrease in operating costs, higher average pipeline fees and sales margins and an increase in propane transportation volumes.  Total pipeline volumes for this business were 545 MBPD for the first quarter of 2013 compared to 559 MPBD for the first quarter of 2012.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin in the first quarter of 2013 compared to $17 million in the first quarter of 2012.

Capitalization

Total debt principal outstanding at March 31, 2013 was $17.5 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At March 31, 2013, Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under our revolving credit facility) of approximately $4.8 billion, which includes unrestricted cash of $1.3 billion.  Enterprise issued $2.25 billion of senior notes in March 2013.  A portion of the proceeds from the issuance of these senior notes was used to repay $650 million of senior notes that matured in April 2013.

Total capital spending, net of contributions in aid of construction costs in the first quarter of 2013 was $914 million, which includes $857 million of growth capital expenditures and investment and $57 million of sustaining capital expenditures.

Affiliates of privately-held Enterprise Products Company ("EPCO"), which collectively own our general partner and approximately 37 percent of our limited partner interests, expect to purchase $25 million of common units from Enterprise through the distribution reinvestment plan for the distribution to be paid on May 7, 2013.  This purchase would bring total purchases by these affiliates in 2013 to $50 million.  EPCO had previously stated an interest in purchasing at least $100 million of Enterprise common units in 2013.

Conference Call to Discuss First Quarter 2013 Earnings

Today, Enterprise will host a conference call to discuss its first quarter 2013 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CDT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

 Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil gathering and transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended March 31,
	2013	2012
Revenues	$11,383.1	$11,252.5
Costs and expenses:
Operating costs and expenses	10,420.4	10,467.2
General and administrative costs	49.5	46.3
Total costs and expenses	10,469.9	10,513.5
Equity in income of unconsolidated affiliates	44.5	9.9
Operating income	957.7	748.9
Other income (expense):
Interest expense	(195.9)	(186.5)
Other, net	(0.1)	58.7
Total other expense	(196.0)	(127.8)
Income before income taxes	761.7	621.1
Benefit from (provision for) income taxes	(6.4)	34.4
Net income	755.3	655.5
Total net income attributable to noncontrolling interests	(1.8)	(4.2)
Net income attributable to limited partners	$753.5	$651.3

Per unit data (fully diluted):
Earnings per unit	$0.83	$0.73
Average limited partner units outstanding (in millions)	911.0	888.7
Other financial data:
Net cash flows provided by operating activities	$999.9	$604.9
Cash used in investing activities	$847.2	$35.5
Cash provided by (used in) financing activities	$1,111.5	$(500.9)
Gross operating margin (see Exhibit B)	$1,231.1	$1,052.7
Distributable cash flow (see Exhibit D)	$897.0	$1,628.7
Adjusted EBITDA (see Exhibit E)	$1,250.1	$1,089.4
Depreciation, amortization and accretion	$292.0	$266.1
Distributions received from unconsolidated affiliates	$51.3	$27.0
Total debt principal outstanding at end of period	$17,532.7	$14,582.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$622.9	$968.1
Investments in unconsolidated affiliates, net	291.4	50.6
Total capital spending	$914.3	$1,018.7

Enterprise Products Partners L.P.		Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2013	2012
Gross operating margin by segment:
NGL Pipelines & Services	$592.5	$654.9
Onshore Natural Gas Pipelines & Services	190.8	206.2
Onshore Crude Oil Pipelines & Services	236.4	39.3
Offshore Pipelines & Services	40.5	52.1
Petrochemical & Refined Products Services	170.9	97.8
Other Investments	--	2.4
Total gross operating margin	1,231.1	1,052.7
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(276.8)	(254.6)
Non-cash asset impairment charges	(11.0)	(5.4)
Gains attributable to asset sales and insurance recoveries	63.9	2.5
General and administrative costs	(49.5)	(46.3)
Operating income	$957.7	$748.9

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) gains and losses attributable to asset sales and insurance recoveries; and (4) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity in income of unconsolidated affiliates in our measurement of segment gross operating margin and operating income.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.		Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended March 31,
	2013	2012
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,536	2,340
NGL fractionation volumes (MBPD)	708	623
Equity NGL production (MBPD) (2)	122	112
Fee-based natural gas processing (MMcf/d) (3)	4,524	4,134
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,071	13,081
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	981	706
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	733	962
Crude oil transportation volumes (MBPD)	294	288
Platform natural gas processing (MMcf/d)	244	356
Platform crude oil processing (MBPD)	15	21
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	85	82
Propylene fractionation volumes (MBPD)	69	72
Octane additive and related plant production volumes (MBPD)	16	4
Transportation volumes, primarily refined products and petrochemicals (MBPD)	681	692
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,492	4,026
Natural gas transportation volumes (BBtus/d)	13,804	14,043
Equivalent transportation volumes (MBPD) (4)	8,125	7,722

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2013	2012
Net income attributable to limited partners	$753.5	$651.3
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Depreciation, amortization and accretion	292.0	266.1
Distributions received from unconsolidated affiliates	51.3	27.0
Equity in income of unconsolidated affiliates	(44.5)	(9.9)
Sustaining capital expenditures	(57.3)	(90.4)
Gains attributable to asset sales and insurance recoveries	(63.9)	(55.8)
Proceeds from asset sales and insurance recoveries	130.5	998.2
Monetization of interest rate derivative instruments	(168.8)	(77.6)
Deferred income tax benefit	(6.5)	(67.2)
Other miscellaneous adjustments to derive distributable cash flow	10.7	(13.0)
Distributable cash flow	897.0	1,628.7
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	57.3	90.4
Proceeds from asset sales and insurance recoveries	(130.5)	(998.2)
Monetization of interest rate derivative instruments	168.8	77.6
Net effect of changes in operating accounts	(8.0)	(201.1)
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	15.3	7.5
Net cash flows provided by operating activities	$999.9	$604.9

We define distributable cash flow as net income attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity in income of unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains attributable to asset sales and insurance recoveries; (5) the addition of cash proceeds from asset sales and insurance recoveries; (6) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income; and (7) the addition or subtraction of other miscellaneous amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
			Twelve Months
			Ended
	Three Months Ended March 31,		March 31,
	2013	2012	2013
Net income	$755.3	$655.5	$2,527.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(44.5)	(9.9)	(98.9)
Distributions received from unconsolidated affiliates	51.3	27.0	141.0
Interest expense (including related amortization)	195.9	186.5	781.2
Provision for (benefit from) income taxes	6.4	(34.4)	23.6
Depreciation, amortization and accretion in costs and expenses	285.7	264.7	1,115.9
Adjusted EBITDA	1,250.1	1,089.4	4,490.6
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(195.9)	(186.5)	(781.2)
Benefit from (provision for) income taxes	(6.4)	34.4	(23.6)
Gains attributable to asset sales and insurance recoveries	(63.9)	(55.8)	(94.5)
Deferred income tax benefit	(6.5)	(67.2)	(5.5)
Net effect of changes in operating accounts	(8.0)	(201.1)	(389.4)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	30.5	(8.3)	89.5
Net cash flows provided by operating activities	$999.9	$604.9	$3,285.9
We define Adjusted EBITDA as net income less equity in income of unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for (or benefit from) income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.